Exhibit 99.1

For Information Contact:

September 19, 2008

Dan L. Hummel, AmeriServ Financial

(814) 533-5139

FOR IMMEDIATE RELEASE

AmeriServ Names Nedret Vidinli To Its Board Of Directors

JOHNSTOWN, Pa., September 19 – AmeriServ Financial Inc. (NASDAQ: ASRV) today announced the unanimous election of Nedret Vidinli, managing director for FSI Group, Inc., to its Board of Directors. With this election, Vidinli becomes one of 17 directors on the board for the holding company and its wholly owned subsidiary, AmeriServ Bank.

“Ned brings a broad and deep industry experience, expertise in corporate finance, experience with financial institution regulation and capital structures and we look forward to working with him on the board,” said Craig G. Ford, chairman of the board for AmeriServ.

FSI Group, located in Cincinnati, OH, specializes in financing and investing in community banks and other financial companies with growth potential. As AmeriServ’s largest shareholder, the company purchased a total of 2.2 million shares of AmeriServ stock during the bank’s private placement of common stock offerings in 2004 and 2005.

AmeriServ recently reported second quarter net income of $1,516,000, representing an 87.6% increase over the second quarter 2007.  For the six-month period ended June 30, 2008, AmeriServ increased net income by more than 122% when compared to the first six months of 2007.

AmeriServ Financial, Inc. is the parent of AmeriServ Financial Bank, AmeriServ Trust & Financial Services Company, West Chester Capital Advisors, and AmeriServ Life Insurance Company.